New York




                                    GUARANTY
                          DATED AS OF FEBRUARY 23, 2004
                                       By

                           EUROWEB INTERNATIONAL CORP.

                                   in favor of

                     PANTEL TAVKOZLESI ES KOMMUNIKACIOS RT.




                                    CONTENTS

Clause                                                              Page

1.   The Guaranty.....................................................4
     1.1          Guaranty............................................4
     1.2          Obligations Unconditional...........................5
     1.3          Continuing Guaranty; Reinstatement of Guaranty......7
     1.4          Payment.............................................7
     1.5          Judgment Currency...................................7
     1.6          Enforcement.........................................7
     1.7          Remedies............................................8
2.   Miscellaneous....................................................8
     2.1          No Waiver...........................................8
     2.2          Governing Law; Jurisdiction.........................8
     2.3          Notices.............................................8
     2.4          Waivers.............................................9
     2.5          Successors and Assigns..............................9
     2.6          Severability........................................9
     2.7          Further Assurances..................................9
     2.8          Withholding Tax.....................................9



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

GUARANTY AGREEMENT dated as of February 23, 2004 (the Guaranty Agreement") is given by

EUROWEB INTERNATIONAL CORP., a Delaware corporation (EuroWeb or the Guarantor) to PANTEL TAVKOZLESI ES KOMMUNIKACIOS RT., a Hungarian corporation (PanTel or the Obligee)

         WHEREAS:

(A) EuroWeb and PanTel are entering into a Shares Purchase Agreement (the SPA) of even date herewith whereby EuroWeb will acquire PanTel's 51% interest in EuroWeb Internet Szolgaltato Rt. (EuroWeb Hungary);

(B) Freestart Kereskedelmi es Szolgaltato Kft. (Freestart), a wholly-owned subsidiary of EuroWeb Hungary, is indebted to PanTel in the amount of HUF 245,000,000 plus interest (the Loan) pursuant to a loan agreement between PanTel and Freestart dated June 7, 2002, as amended April 30, 2003 and as further amended February 17 , 2004 (the Loan Agreement);

(C) Pursuant to the Loan Agreement, Freestart is obligated to repay in full the Loan with interest, paying principal in five equal semi-annual instalments on December 1, 2004, June 30, 2005, December 31, 2005, June 30, 2006 and
     December 31, 2006 and paying interest semi-annually on June 30, 2004, December 1, 2004, June 30, 2005, December 31, 2005, June 30, 2006 and
     December 31, 2006 (each a Loan Payment);

(D) In the event that Freestart fails to make a Loan Payment within thirty (30) days after such Loan Payment is due (a Loan Default), then EuroWeb has agreed to make such Loan Payment within fifteen (15) days after the Loan Default;

(E) EuroWeb Hungary is indebted to PanTel in the amount of HUF 93,000,000 plus 25% Value Added Tax (VAT) for unpaid service fees (the Unpaid Fees), and pursuant to an agreement dated February 23, 2004 between PanTel and EuroWeb Hungary (the Unpaid Fees Agreement), EuroWeb Hungary has agreed to pay HUF 46,500,000 plus 25% VAT by February 26, 2004, and to pay the remaining HUF 46,500,000 plus 25% VAT no later than September 1, 2004 (each an Unpaid Fees Payment); (F) In the event that EuroWeb Hungary fails to make an Unpaid Fees Payment within thirty (30) days after such Unpaid Fees Payment is due (an Unpaid Fees Default), then EuroWeb has agreed to make such Unpaid Fees Payment within fifteen (15) days after the Unpaid Fees Default;

(G) Pursuant to a service contract dated February 23, 2004 between EuroWeb Hungary, Freestart, and PanTel (the Service Contract), EuroWeb Hungary and its wholly-owned subsidiaries Freestart have committed to purchase services valued at HUF 600,000,000 per annum plus 25% VAT (the Annual Commitment) from PanTel for each year in the three (3) year period commencing February 23, 2004;

(H) In the event that EuroWeb Hungary, Freestart do not purchase and pay for the entire HUF 600,000,000 plus 25% VAT in any one year (each a Service Purchase Default), then EuroWeb Hungary, Freestart are jointly and severally liable to compensate PanTel for loss of profit during any year of a Service Purchase Default in an amount equal to 25% of the Annual Commitment less the amount for services paid to PanTel by EuroWeb Hungary, Freestart (the Liquidated Damages) within thirty (30) days after the end of any such year in which there is a Service Purchase Default (a Service Purchase Default Payment Date);

(I) In the event that EuroWeb Hungary fails to pay Liquidated Damages by the Service Purchase Default Payment Date, then EuroWeb has agreed to pay such Liquidated Damages within fifteen (15) days after the Service Purchase Default Payment Date;

(J) The Guarantor, in furtherance of its business objectives and in order to induce PanTel to enter into the SPA and related agreements, is willing to provide such guaranty on the terms and conditions hereinafter set forth; and

(K) PanTel would be unwilling to enter into the SPA or any other agreement with EuroWeb, EuroWeb Hungary, Freestart unless EuroWeb executes this Guaranty Agreement.

For the purposes of this Agreement, Person means any individual, firm, corporation, partnership, joint venture, trust, governmental authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

NOW, THEREFORE, for valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Guarantor agrees as follows:

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
1.   The Guaranty

1.1  Guaranty

The Guarantor hereby irrevocably, absolutely and unconditionally guarantees, as primary obligor and as a guarantor of payment and performance, and not merely as surety or guarantor of collection, to the Obligee and the successors and permitted assigns thereof, the due, complete and punctual payment of all amounts that are or may become due and payable by each of EuroWeb Hungary, Freestart, and the due, complete and punctual performance of all other agreements and undertakings of each of EuroWeb Hungary, Freestart under the SPA, the Loan Agreement, the Unpaid Fees Agreement and the Service Contract (the Guaranteed Documents), in each case in accordance with the terms of such Guaranteed Documents, together with all claims for damages arising from or in connection with the failure to punctually and completely pay or perform such obligations (such guaranteed obligations being herein collectively called the Guaranteed Obligations). In furtherance and not in limitation hereof, the Guarantor does hereby agree that in the event any of EuroWeb Hungary, Freestart does not or is unable to punctually and completely pay or perform any Guaranteed Obligation for any reason (including, without limitation, because of the liquidation, dissolution, receivership, insolvency, bankruptcy, general assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of or other similar proceedings affecting the status, existence, assets or obligations of, EuroWeb Hungary, Freestart, or the limitation of damages from the breach or the disaffirmance of any of the Guaranteed Obligations in any such proceeding or the operation of any other law or other legal proceeding or otherwise), then the Guarantor shall pay the Loan, the Unpaid Fees and/or the Liquidated Damages (as applicable) and all other amounts provided to be paid by EuroWeb Hungary, Freestart, under the Guaranteed Documents or, as the case may be, perform the relevant obligation in place of EuroWeb Hungary, Freestart, as applicable. No payment shall be due hereunder with respect to any Guaranteed Obligation until 15 calendar days after the due date of the Guaranteed Obligation (or 30 days in the case of a Service Purchase Default). 1.2 Obligations Unconditional

The Guarantor agrees that this Guaranty Agreement shall be continuing, and that the Guaranteed Obligations will be paid and performed in accordance with their terms and are absolute and unconditional, irrespective of the value, genuineness, validity, legality, regularity or enforceability or lack thereof of the Guaranteed Documents or any thereof or any part of the Guaranteed Obligations or any agreement or instrument relating to the Guaranteed Obligations, or the existence of any indemnities with respect to the Guaranteed Documents, or the existence of any other guarantee of or security for any of the Guaranteed Obligations, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this
Section 1.2 that the obligations of the Guarantor hereunder shall be present, absolute and unconditional under any and all circumstances. This Guaranty Agreement is a primary obligation of the Guarantor. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of the Guarantor hereunder:


(a) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the Guaranteed Obligations shall be waived, modified, supplemented or amended in any respect;

(c) any right under or any Guaranteed Document shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Obligee as security for any of the Guaranteed Obligations shall be allowed to lapse or expire, be subordinated or shall fail or cease to be perfected;

(e) any merger or consolidation of any of EuroWeb Hungary, Freestart, or the Guarantor into or with any other Person, or any sale of substantial assets by or restructuring or termination of the corporate existence of EuroWeb Hungary, Freestart, or the Guarantor;

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
(f) any change in the ownership of any shares of the capital stock of or interests in EuroWeb Hungary, Freestart, or the Guarantor;

(g) any change in applicable law or other governmental action (whether or not adverse);

(h) any legal disability, incapacity or other similar defense of EuroWeb Hungary, Freestart, or the Guarantor;

(i) the entering into any of the Guaranteed Documents by EuroWeb Hungary, Freestart being invalid or in excess of the powers of EuroWeb Hungary, Freestart, as the case may be, or of any Person purporting to act on its behalf;

(j) any transfer or assignment of the rights of EuroWeb Hungary, Freestart pursuant to any of the Guaranteed Documents;

(k) any exercise or nonexercise of any right, remedy, power or privilege of any Person under or in respect of any Guaranteed Obligation;

(l) any voluntary or involuntary bankruptcy, suspension of payment, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to EuroWeb Hungary, Freestart, the Guarantor, any other Person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(m) the partial payment or performance of the Guaranteed Obligations (whether as a result of the exercise of any right, remedy, power or privilege or otherwise) shall be accepted or received;

(n) all or any part of the Guaranteed Obligations or any collateral on or guarantee of all or any part of the Guaranteed Obligations shall be settled, compromised, released, liquidated or enforced upon such terms and in such manner as the Obligee may determine or as applicable law may dictate (except to the extent that any of the foregoing constitutes or results in full and final payment and/or performance of the Guaranteed Obligations, but subject to Section 1.3);

(o) any foreclosure or sale of, or other election of remedies with respect to, any collateral serving as security for all or any part of the Guaranteed Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of the Guarantor or may preclude the Guarantor from obtaining reimbursement, contribution, indemnification or other recovery from the Obligee, any other guarantor of any Guaranteed Obligation or any other Person and even though the Obligee may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

(p) any defense, setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any Guaranteed Obligation or otherwise;

(q) any default, failure or delay, whether as the result of actual or alleged force majeure, commercial impracticability or otherwise, in the performance of the Guaranteed Obligations, or by any other act or circumstance which may or might in any manner or to any extent vary the risk of the Guarantor or which would otherwise operate as a discharge of the Guarantor as a matter of law;

(r) any failure, omission or delay on the part of the Obligee to enforce, assert or exercise any right, power or remedy conferred on it in this Guaranty Agreement, or any such failure, omission or delay on the part of the Obligee in connection with any Guaranteed Obligation (except for any act by the Obligee that is seeking to enforce, assert or exercise any right, power or remedy conferred on it in this Guaranty Agreement that is a predicate for performance by EuroWeb Hungary, Freestart, or the Guarantor), or any other action on the part of the Obligee;

(s) any failure or delay in payment of any fee or other amount payable to Guarantor in respect hereof; or

(t) any other event or circumstance that, whether or not similar to any of the foregoing, might otherwise constitute a defense available to, or a discharge or release of, the Guarantor or of any guarantor or surety.

The Guarantor hereby expressly waives diligence, presentment, demand of payment or performance, protest and all notices whatsoever, and any requirement that the Obligee exhaust any right, power or remedy or proceed against EuroWeb Hungary, Freestart under any of the Guaranteed Documents, or against any other Person under any other guarantee of, or security for, or any other agreement regarding, any of the Guaranteed Obligations.

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1.3  Continuing Guaranty; Reinstatement of Guaranty

The guaranty in this Section 1 is a continuing guaranty and shall remain in full force and effect and be binding on the Guarantor in accordance with its terms and shall inure to the benefit of the Obligee and its successors, permitted assigns and transferees until such time as all of the Guaranteed Obligations are finally paid, performed and observed in full and any time period during which any payment of the Guaranteed Obligations would be subject to any right of recoupment or recovery by any trustee in bankruptcy, debtor in possession or other Person shall have expired.

The obligations of the Guarantor under this Guaranty Agreement shall be automatically reinstated if and to the extent that for any reason the payment to the Obligee by or on behalf of any of EuroWeb Hungary, Freestart in respect of its payment under the Guaranteed Documents is rescinded or must otherwise be restored by the Obligee, whether in connection with any proceedings in bankruptcy or reorganization or otherwise and the Guarantor agrees that it will indemnify such Obligee on demand for all reasonable costs and expenses (including, without limitation, fees and disbursements of counsel) incurred by the Obligee in connection with such rescission or restoration.

1.4  Payment

All payments hereunder shall be made in the currency and funds required for the relevant payment due from EuroWeb Hungary, Freestart under the relevant Guaranteed Document.

1.5  Judgment Currency

The obligation of the Guarantor hereunder to make payment to the Obligee in HUF (the first currency) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment or otherwise expressed in or converted into another currency (the second currency) except to the extent that such tender or recovery results in the effective receipt by the Obligee of the full amount in the first currency payable to it under this Guaranty Agreement, and the Guarantor shall indemnify the Obligee for any difference between such full amount and the amount effectively received by it pursuant to any such tender or recovery, and the Obligee shall have an additional claim against the Guarantor for the additional amount necessary to yield the amount of the first currency due and owing to the Obligee, which difference the Guarantor shall promptly pay to the Obligee.

1.6  Enforcement

The Obligee and its successors and permitted assigns may enforce this Guaranty Agreement. The Guarantor agrees to pay all costs and expenses, including reasonable attorneys' fees and disbursements, incurred by the Obligee in the enforcement of any and all terms of this Guaranty Agreement together with interest on such sums at 10% per annum (as applied to amounts due but unpaid hereunder) from the date when such expenses are so incurred.

1.7  Remedies

The Guarantor agrees that, as between Guarantor and the Obligee, the Guaranteed Obligations may be declared to be forthwith due and, in the case of payment obligations, payable as provided in Section 1.1 notwithstanding any stay, injunction or other prohibition preventing such declaration.

2.0  Miscellaneous

2.1  No Waiver

No failure on the part of the Obligee or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Obligee or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

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2.2  Governing Law; Jurisdiction

THIS GUARANTY AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO SUCH STATES PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

The Guarantor agrees that irreparable damage would occur in the event that any of the provisions of this Guaranty Agreement were not performed in accordance with their specific terms or were otherwise breached. The Guarantor accordingly agrees that the Obligee shall be entitled to an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Guaranty Agreement and to enforce specifically the terms and provisions of this Guaranty Agreement in any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which the Obligee is entitled at law or in equity, and the Guarantor hereby waives in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security relating to such equitable relief. In addition, the Guarantor hereby (a) submits to the personal jurisdiction of any New York State court sitting in New York County or the United States District Court for the Southern District of New York in the event any dispute (whether in contract, tort or otherwise) arises out of this Guaranty Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Guaranty Agreement in any court other than any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement. The Guarantor further agrees that service of any process, summons, notice or document by U.S. registered mail to the Guarantor's address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 2.2.

2.3  Notices

(a)  The address and facsimile number of the Guarantor are:

EuroWeb International Corp.
Varosmajor Utca 13
1122 Budapest
Hungary
Facsimile:        00 36 1 889 7100
Attention:        Krisztina Hollo

(b)  The address and facsimile number of the Obligee are:

PanTel Rt.
Bocskai ut 134-146
1113 Budapest
Hungary
Facsimile:        00 36 1 888 3777
Attention:        Roelant Lyppens

2.4  Waivers

This Guaranty Agreement and any provision hereof may be terminated, waived, amended, modified or supplemented only by an agreement or instrument in writing, specifying the provision (or, if applicable, the whole of this Guaranty Agreement) intended to be terminated, waived, amended, modified or supplemented, and executed by the Guarantor and the Obligee.

2.5  Successors and Assigns

This Guaranty Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Guarantor and the Obligee; provided, that the Guarantor shall not assign or transfer its rights hereunder without the prior written consent of the parties to the Guaranteed Documents and shall not delegate its duties hereunder. The Obligee may assign its rights hereunder, in whole or in part, without the consent of the Guarantor. 2.6 Severability

Should any of the provisions of this Guaranty Agreement be or become fully or in part invalid or unenforceable, the other provisions hereof shall remain enforceable and in full force and effect.

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2.7  Further Assurances

The Guarantor shall execute and deliver all such instruments and take all such actions as any of the parties to the Guaranteed Documents may from time to time reasonably request in order to effectuate fully the purposes of this Guaranty Agreement.

2.8  Withholding Tax

If a withholding Tax is imposed on any payment hereunder to any Obligee, the Guarantor shall (i) increase the amount paid so that the net amount actually so paid equals the amount due and payable, (ii) pay the relevant taxation or other authorities within the period due for payment permitted by Applicable Law the full amount of the deduction or withholding and (iii) notify the payee as soon as practicable of the amount so deducted or withheld.


IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered as of the day and year first above written. The signatory below signs, seals and delivers this Guaranty Agreement on behalf of the Guarantor.


                                                     EUROWEB INTERNATIONAL CORP.



                                                       By:______________________
                                                       Name: ___________________
                                                       Title:   Attorney-in-Fact



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